                          AGREEMENT AND PLAN OF MERGER


                 This AGREEMENT AND PLAN OF MERGER (the "Agreement"), is dated as of October 14, 1997, by and among FinishMaster, Inc., an Indiana corporation ("Parent"), FMST Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Thompson PBE, Inc., a Delaware corporation (the "Company").

                                   ARTICLE I
                                   THE OFFER

         SECTION 1.1  The Offer.

                 (a) General. Subject to the terms of this Agreement, as promptly as practicable, but in no event later than the fifth business day following public announcement of this Agreement, Parent shall cause Sub to commence, and Sub shall commence, a tender offer (the "Offer") for all of the Company's issued and outstanding shares of common stock, par value $.001 per share, and the stock purchase rights associated therewith (collectively, the "Shares"), at a price of not less than $8.00 per share, net to the seller in cash. The obligation of Sub to commence the Offer shall be subject only to the condition that none of the events set forth in clauses (a) through (f) of Annex A hereto shall have occurred on and after the date hereof and be continuing. Sub's obligation to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex A hereto. Parent shall cause Sub to accept for payment Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable, and pay for all such Shares as promptly as practicable thereafter, following the satisfaction or waiver of the conditions set forth in Annex A. Without the prior express written consent of the Company (which it may grant or withhold in its sole discretion), Parent shall not permit Sub to, and Sub shall not, decrease the per Share price to be paid pursuant to the Offer or the number of Shares for which the Offer is made, extend the expiration date of the Offer except as permitted hereby, change the form of consideration or impose conditions to the Offer in addition to or in modification of the conditions set forth in Annex A (other than to waive any conditions to the extent permitted by this Agreement), waive or increase the Minimum Condition (as defined in Annex A), or otherwise amend the Offer in any manner that would adversely affect the Company's stockholders. Notwithstanding the foregoing, (A) Sub may, without consent of the Company, (i) extend the Offer beyond any scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer) for a period not to exceed 20 business days, if at any scheduled expiration date of the Offer, any of the conditions to Sub's obligation to accept for payment, and pay for, shares of Company Common Stock set forth in clauses (a) through (f) of Annex A or the Minimum Condition shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for an aggregate period of not more than 7 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been tendered greater than 90% of the outstanding Shares and (B) Sub shall extend the Offer from time to time (subject to the earlier termination of this Agreement pursuant to Section 7.1) in order to satisfy the obligations of Parent and Sub pursuant to Section 5.5 and the provisos to clause (a) to Annex A (including, without limitation, the covenant of Parent and Sub to use their respective reasonable best efforts to obtain all required consents and approvals).

                 (b) Offer to Purchase. As soon as practicable on the date of the commencement of the Offer, Parent and Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 will contain (including as an exhibit) or will incorporate by reference the Offer to Purchase relating to the Offer (the "Offer to Purchase") and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). The information provided and to be provided by Parent, Sub and the Company for use in the Offer Documents shall not, on the date the Schedule 14D-1 is filed with the SEC, and on the date the Offer Documents are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent, Sub and the Company agree promptly to correct any such information provided by any of them for use in the Offer Documents that shall have become false or misleading and to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and such Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable law and the rules of the Nasdaq National Market (the "NMS"). The Offer Documents shall comply as to form in all material respects with the provisions of applicable law. The Company and its counsel shall be given an opportunity to review the Offer Documents prior to the filing thereof with the SEC. Parent and Sub agree to provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly upon receipt thereof.

         SECTION 1.2  Company Actions.

                 (a) Board Approval. The Company's Board of Directors has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation (the "Financial Advisor") to the effect that the consideration to be received by the holders of Shares pursuant to the Offer and the Merger (as defined herein) is fair to such holders from a financial point of view. The Company hereby consents to the Offer and represents that the Company's Board of Directors, at a meeting duly called and held, subject to the terms and conditions set forth herein, has (i) determined that the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) resolved, subject to the fiduciary duties of the directors of the Company under applicable law as advised by counsel, to recommend acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Company and
(iii) approved the Offer, this Agreement and the Merger, which approval constituted approval of the Offer, this Agreement and the Merger for purposes of the letter agreement, dated June 27, 1997, between the Company, Parent and the affiliates of Parent identified therein (the "Letter Agreement"), and Sections 203 and 251 of the General Corporation Law of the State of Delaware (the "DGCL").

                 (b) Schedule 14D-9. Promptly after the commencement of the Offer, the Company shall file with the SEC and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"). Subject to paragraph (d) of this Section 1.2, the Schedule 14D-9 and the Offer Documents shall reflect the recommendation of the Board of Directors. The Schedule 14D-9 and any amendments or supplements thereto will comply as to form in all material respects with all provisions of applicable law and shall not, on the date it is filed with the SEC and on the date it is first published, sent or given to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees promptly to correct any information in the Schedule 14D-9 that shall have become false or misleading and to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to stockholders, as and to the extent required by applicable law and the NMS.

                 (c) Stockholder Information. In connection with the Offer, the Company will cause its transfer agent promptly to furnish Parent with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and will cause its transfer agent to furnish Parent with such additional information and assistance as Parent or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents, Parent and Sub will hold in confidence the information contained in such materials furnished to Parent or Sub pursuant to the preceding sentence, use such information only in connection with the Offer and, if this Agreement is terminated, will deliver to the Company all such written information and any copies or extracts therefrom in its possession or under its control.

                 (d) Modification or Withdrawal of Recommendation. The Board of Directors may withdraw, modify or change any recommendation or approval regarding the Offer, including any statement in the Schedule 14D-9 or any amendment thereto, this Agreement or the Merger, or recommend or approve an Acquisition Proposal (as defined in Section 5.3(b)) which the Board of Directors of the Company, after consultation with the Company's outside legal counsel and financial advisor, determines, in its good faith judgment by a majority vote, to be more favorable to the Company's stockholders than the Offer and the Merger (a "Superior Offer"), and only to the extent that the Board, after consultation with the Company's outside legal counsel, determines, in its good faith judgment, that such withdrawal, modification or change of such recommendation or approval is required for the Board to comply with its fiduciary duties under applicable law.

                                   ARTICLE II
                                   THE MERGER

         SECTION 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Sub shall be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction of the conditions set forth in Section 6.1 hereof. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Sub shall cease.

         SECTION 2.2 Effective Time. The Merger shall be consummated by and shall be effective at the time of acceptance for filing by the Delaware Secretary of State of a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and such other documents as shall be required by the provisions of the DGCL (the time of such filing being the "Effective Time").

         SECTION 2.3 Effects of the Merger. The Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL. As of the Effective Time, the Company shall be a wholly-owned subsidiary of Parent.

         SECTION 2.4  Certificate of Incorporation and By-Laws.  Subject to
Section 5.8 hereof, the Amended and Restated Certificate of Incorporation and By-Laws of the Company as in effect at the Effective Time shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation.

         SECTION 2.5 Directors. The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their successors shall be elected or appointed and shall duly qualify.

         SECTION 2.6 Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

         SECTION 2.7 Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Parent, Sub or any other wholly-owned subsidiary of Parent, or in the treasury of the Company or by any wholly-owned subsidiary of the Company, all of which shall be cancelled, and Dissenting Shares, as hereinafter defined) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash equal to the highest price per share which may be paid pursuant to the Offer (the "Merger Consideration"), subject to applicable withholding or back-up withholding taxes, if any, payable by the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share.

         SECTION 2.8 Conversion of Sub Common Stock. Each share of common stock, par value $1.00 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive one share of common stock of the Surviving Corporation.

         SECTION 2.9  Dissenting Shares.

                 (a) General. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such Shares in favor of the Merger, who shall have delivered a written demand for appraisal of such Shares in the manner provided in the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.7 hereof, but the holders thereof shall be entitled only to such rights as are granted by
Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Shares or lost his right to appraisal and payment for his Shares under Section 262 of the DGCL or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such Shares and each such Share shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the Merger Consideration, without interest thereon, as provided in Section 2.7 hereof.

                 (b) Notice of Appraisal Demands. The Company shall give Parent and Sub (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL; the Company may, if it elects, also participate in any such negotiations. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

         SECTION 2.10  Payment for Shares.

                 (a) Exchange Mechanics. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as Exchange Agent in the Merger (the "Exchange Agent"). At or prior to the Effective Time, and from time to time thereafter, Parent will take all steps necessary to enable and cause the Surviving Corporation to provide the Exchange Agent immediately available funds (the "Fund") necessary to make the payments contemplated by Section 2.7. Out of the Fund, the Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section
2.7. The Fund shall not be used for any other purpose. The Exchange Agent may invest portions of the Fund, as directed by Parent (so long as such directions do not impair the Exchange Agent's ability to make the payments referred to in
Section 2.7 hereof or otherwise impair the rights of holders of Shares), provided that no such investments may be made other than in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having capital exceeding $500,000,000. Any net earnings resulting from, or interest or income produced by, such investments shall be paid to the Surviving Corporation as and when requested by Parent. The Surviving Corporation shall replace any monies lost through any investment made pursuant to this paragraph. Deposit of funds pursuant hereto shall not relieve Parent or the Surviving Corporation of their obligations to make payments in respect of Shares and Parent hereby guarantees the Surviving Corporation's obligations in respect thereof.

                 (b) Letter of Transmittal. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form letter of transmittal (the "Letter of Transmittal") for return to the Exchange Agent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates, for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with the Letter of Transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of Shares represented by such Certificate and the Merger Consideration, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 2.10, each Certificate (other than Certificates representing Shares held by Parent, Sub or any other wholly-owned subsidiary of Parent, the Company or any wholly-owned subsidiary of the Company which shall have been cancelled, or Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon, subject to applicable withholding or back-up withholding taxes, if any, or, as set forth in the Letter of Transmittal, the stock transfer taxes described in the immediately preceding sentence.

                 (c) Return of Unclaimed Funds. Any cash provided to the Exchange Agent pursuant to this Section 2.10 and not exchanged for Certificates within six months after the Effective Time will be returned by the Exchange Agent to the Surviving Corporation which thereafter will act as Exchange Agent. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

         SECTION 2.11 No Further Rights or Transfers. At and after the Effective Time, each holder of a Certificate that represented issued and outstanding Shares immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company, except for the right to surrender his or her Certificate or Certificates in exchange for the payment provided pursuant to Sections 2.7 and 2.10 hereof or to perfect his or her right to receive payment for his or her Shares pursuant to Section 262 of the DGCL and
Section 2.9 hereof if such holder has validly exercised and perfected and not withdrawn his or her right to receive payment for his or her Shares, and there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash as provided in this Article II.

         SECTION 2.12 Stock Options. Immediately prior to the Effective Time, each holder of a then-outstanding Company stock option issued pursuant to either (a) the Company's 1994 Stock Option Plan, as amended (the "1994 Plan"), or (b) the Company's Stock Option Plan for Outside Directors (collectively with the 1994 Plan, the "Stock Option Plans"), whether or not then presently exercisable, to purchase Shares (an "Option") will be entitled to receive, and shall receive, in settlement of such Option a cash payment from the Company equal to the product of (i) the total number of Shares then subject to each such Option with an exercise price less than the per Share Merger Consideration and (ii) the excess of the per Share Merger Consideration over the exercise price per Share subject to such Option, subject to any required withholding of taxes. If necessary or appropriate under the Stock Option Plans, the Company will, upon the request of Parent, use its reasonable best efforts to obtain the written acknowledgment of each person holding an Option that the payment of the amount of cash referred to above will satisfy in full the Company's obligation to such person pursuant to such Option. By virtue of the foregoing treatment of the Options, at the Effective Time all Options shall be cancelled and shall cease to exist. The Company shall take such actions within its power as are reasonably necessary with regard to the Stock Option Plans to permit the foregoing treatment of the Options.

         SECTION 2.13  Warrants.

                 (a) CVCA Warrants. Immediately prior to the Effective Time, the holder of that certain Common Stock Purchase Warrant issued April 7, 1994 to Chase Venture Capital Associates, L.P. (formerly Chemical Venture Capital Associates) (the "CVCA Warrants"), will, to the extent such warrant has not previously been exercised, be entitled to receive, and shall receive, in settlement of such CVCA Warrants, a cash payment from the Sub in immediately available funds equal to the product of (i) 47,806 (the total number of Shares then subject to such CVCA Warrant) and (ii) the excess of the per Share Merger Consideration over $0.004545 (the exercise price per Share subject to the CVCA Warrants). As a condition to such payment, the holder of the CVCA Warrants shall provide to the Sub a written acknowledgment that the payment of the amount of cash referred to above will satisfy in full all of the Company's obligations to such person pursuant to such warrants.

                 (b) SEV Corporation Warrants. That certain Warrant Certificate, issued January 1, 1997 to SEV Corporation pursuant to that certain Warrant Agreement dated as of May 31, 1995 (the "SEV Warrants"), will, to the extent that the warrants under such warrant certificate have not previously been exercised, remain outstanding in accordance with its terms and become, at or after the Effective Time, the right to receive, upon payment of the exercise price of $21.25 per Share, the per Share Merger Consideration in accordance with the adjustment provisions contained in Section 10(e) of the SEV Warrants.

         SECTION 2.14 Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Shares shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date prior to the Effective Time, the amount of consideration to be received pursuant to this
Article II in exchange for each outstanding Share, Option, CVCA Warrant or SEV Warrant shall be correspondingly adjusted.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company represents and warrants to Parent and Sub as follows:

         SECTION 3.1 Organization. The Company and each of its subsidiaries which owns more than a single operating distribution site as identified on
Schedule 3.1 (the "Significant Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a material adverse effect on the financial condition, results of operations or business of the Company and its subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement (which for all purposes hereof consist solely of the Offer and the Merger) (a "Company Material Adverse Effect"). The Company has made available to Parent true and correct copies of its Amended and Restated Certificate of Incorporation and By-Laws.

         SECTION 3.2  Capitalization.

                 (a) Company Capitalization. The authorized capital stock of the Company consists of 25,000,000 Shares and 3,000,000 shares of Preferred Stock. As of the date hereof, there are (i) 8,645,084 Shares issued and outstanding and (ii) no shares of Preferred Stock issued and outstanding. Since June 30, 1997 through the date hereof, no Shares have been issued except for the issuance of Shares pursuant to the exercise of Options issued pursuant to the Stock Option Plans. Except for (i) 712,343 Shares issuable upon exercise of outstanding Options issued pursuant to the Stock Option Plans, (ii) 47,806 Shares issuable upon exercise of the CVCA Warrants,
(iii) 170,000 Shares issuable upon exercise of the SEV Warrants, (iv) Shares issuable pursuant to the conversion rights contained in the Non-Negotiable Adjustable Convertible Promissory Note Subject to Right of Set-Off in the original principal amount of $2,125,000 issued April 18, 1996 to Jerry W. Smith (the "APS Note"), and (v) the rights outstanding pursuant to the Company's Rights (the "Rights") Agreement dated as of May 6, 1997 (the "Rights Plan"), there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any of its subsidiaries. All issued and outstanding Shares are validly issued, fully paid, nonassessable and free of preemptive rights.

                 (b) Subsidiary Capitalization. All of the outstanding shares of capital stock of each of the subsidiaries have been validly issued and are fully paid and non-assessable are owned directly or indirectly by the Company free and clear of all liens, charges, claims or encumbrances, except those existing under the terms of the Company's 1995 Credit Agreement with Heller Financial, Inc. and the participating banks referred to therein, as amended (the "1995 Credit Agreement"), or as imposed by applicable securities laws. There are no outstanding options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating any subsidiary of the Company to issue, transfer or sell any shares of its capital stock.

         SECTION 3.3  Authority Relative to This Agreement.

                 (a) Company Approvals. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of this Agreement by its stockholders to the extent required by applicable law and the NMS, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary for the execution and delivery of this Agreement by the Company and, subject to the filing of the Certificate of Merger pursuant to Section 2.2 and obtaining the necessary approvals of the Company's stockholders to the extent required by applicable law and the NMS, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of each of Parent and Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally or by general equitable principles.

                 (b) Other Authorizations. Other than in connection with, or in compliance with, applicable requirements of the DGCL with respect to the transactions contemplated hereby, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the securities laws of the various states and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, cause or result in a Company Material Adverse Effect.

         SECTION 3.4 No Violation. Neither the execution or delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder nor the consummation by the Company of the transactions contemplated hereby will (a) subject to stockholder approval, constitute a breach or violation of any provision of the Amended and Restated Certificate of Incorporation or By-Laws of the Company or the articles or certificate of incorporation and by-laws of each Significant Subsidiary, (b) except as set forth in Schedule 3.4 hereto, constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument to which the Company or any of its subsidiaries is a party or by which they or any of their respective properties or assets are bound or (c) constitute a violation of any order, writ, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to the Company, any of its subsidiaries or any of their properties or assets, other than, in the case of clauses (b) and (c) above, such breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not have a Company Material Adverse Effect. No representation or warranty is made regarding whether or not any consent may be required in respect of any distribution site lease.

         SECTION 3.5 SEC Reports. Since September 30, 1995, the Company has filed all forms, reports and documents ("SEC Reports") with the SEC required to be filed by it pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act and the SEC rules and regulations promulgated thereunder. Copies of all such SEC Reports have been made available to Parent by the Company. As of their respective dates, the SEC Reports complied in all material respects with the Securities Act and the Exchange Act, as the case may be, and none of such SEC Reports (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements of the Company included in the SEC Reports have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes, and except that the interim financial statements do not contain all of the footnote disclosures required by GAAP) and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods then ended, subject, in the case of the interim unaudited financial statements, to year-end audit adjustments. Neither the Company nor any of its subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, any material contract or agreement or amendment thereto, that in each case was required to be filed as an exhibit to an SEC Report that has not been filed as an exhibit to an SEC Report.

         SECTION 3.6 Proxy Statement; Other Information. None of the information included in the letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, to be distributed to stockholders of the Company in connection with the Merger, or any schedules required to be filed with the SEC in connection therewith (collectively referred to herein as the "Proxy Statement"), the Schedule 14D-9, or any other document filed or to be filed by or on behalf of the Company with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contained when filed or will, at the respective times filed with SEC or other governmental entity, and, in addition, in the case of the Proxy Statement, if any, at the date it or any amendment or supplement is mailed to stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and Proxy Statement, if any, will, when filed by the Company with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied in writing by or on behalf of Parent or Sub or any of their respective affiliates in writing specifically for inclusion therein.
None of the information supplied in writing by the Company specifically for inclusion or incorporation by reference in the Offer Documents or any other document filed or to be filed by or on behalf of Parent or Sub with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to any projections and related information which may have been supplied by the Company whether or not included by Parent or Sub in any Offer Document or in the Proxy Statement.

         SECTION 3.7 Absence of Certain Changes; No Undisclosed Liabilities. Except as disclosed or reflected in the SEC Reports filed with the SEC prior to the date of this Agreement, since June 30, 1997, there has not been a Company Material Adverse Effect. Except as disclosed or reflected in the SEC Reports filed with the SEC prior to the date of this Agreement, since June 30, 1997, the Company has not (i) except in the ordinary course of business, incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, or suffered any event or occurrence which, individually or in the aggregate, would have a Company Material Adverse Effect or (ii) made any material changes in accounting methods, principles or practices or (iii) declared, set aside or paid any dividend or other distribution with respect to its capital stock other than any action which may be taken with respect to the Company's Rights Plan in connection with the Offer or the Merger. Except as disclosed or reflected in the SEC Reports, since June 30, 1997, each of the Company and its subsidiaries has conducted its operations in the ordinary course of business consistent with past practice in all material respects.

         SECTION 3.8 Litigation. Except as disclosed by the Company in the SEC Reports or identified on Schedule 3.8, there is no suit, claim, action, proceeding, or investigation pending or threatened in writing or, to the knowledge of the Company otherwise threatened, against the Company or any of its subsidiaries, or any of their respective properties or assets before any court or governmental entity which, individually or in the aggregate, could, if determined adversely, reasonably be expected to have a Company Material Adverse Effect or delay the consummation of the transactions contemplated by this Agreement in any material respect. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Company Material Adverse Effect or would delay the consummation of the transactions contemplated hereby in any material respect. This Section 3.8 does not apply to any governmental authorizations related to the transactions governed hereby and identified in Section 3.3.

         SECTION 3.9 Compliance with Applicable Law. Except as disclosed by the Company in the SEC Reports or identified on Schedule 3.9, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all governmental entities necessary for the lawful conduct of their respective businesses, if any (the "Company Permits"), except where such failures to hold such permits, licenses, variances, exemptions, orders and approvals would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except as disclosed by the Company in the SEC Reports, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except as disclosed by the Company in the SEC Reports, the business of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity except for violations or possible violations which individually or in the aggregate are not reasonably expected to result in a Company Material Adverse Effect. Except as disclosed by the Company in the SEC Reports, no investigation or review by any governmental entity with respect to the Company or any of its Significant Subsidiaries is pending or threatened in writing, or to the knowledge of the Company, otherwise threatened, other than, in each case, those which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. This Section 3.9 does not apply to any governmental authorizations related to the transactions governed hereby and identified in Section 3.3.

         SECTION 3.10 Taxes. The Company and each of its subsidiaries (since the date of acquisition by the Company) has filed, or caused to be filed, all federal, state, local and foreign income and other tax returns required to be filed by it, has paid or withheld, or caused to be paid or withheld, all taxes of any nature whatsoever, with any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), that are shown on such tax returns as due and payable, or otherwise required to be paid, other than such Taxes as are being contested in good faith and for which reserves have been established in accordance with GAAP in all material respects, except where the failure so to file or pay would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company and each of its subsidiaries (since the date of acquisition by the Company) have paid all Taxes due with respect to any period ending on or prior to the date Shares are purchased pursuant to the Offer, or where the payment of Taxes is not yet due, have established, or with respect to Taxes incurred after the date hereof, will timely establish in accordance with past practices, an adequate accrual in accordance with GAAP in all material respects, except for failures to pay or accrue that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Schedule 3.10, there are no claims, assessments or audits pending or threatened in writing, or to the Company's knowledge otherwise threatened, against the Company or its subsidiaries for any alleged deficiency in any Tax, and the Company does not know of any Tax claims or assessments threatened against the Company or any of its subsidiaries which if upheld could, individually or on the aggregate, reasonably be expected to have a Company Material Adverse Effect (after giving effect to any reserves maintained by the Company). None of the Company or any of its Significant Subsidiaries has filed a consent under
Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). There is no material intercompany item which would be taken into account by, or excess loss account which would be includable in income of, the Company or any of its subsidiaries as a result of the transactions contemplated by this Agreement pursuant to the Treasury Regulations promulgated under Section 1502 of the Code. Except as set forth in Schedule 3.10, there are no waivers or extensions of any applicable statute of limitation to assess any Taxes. All returns filed by or on behalf of the Company and its subsidiaries (since the date of acquisition by the Company) with respect to Taxes are true and correct in all material respects. There are no outstanding requests by the Company for any extension of time within which to file any return (except for normal automatic extensions) or within which to pay any Taxes shown to be due on any return. There are no liens for any Taxes upon the assets of the Company or any of its subsidiaries (other than statutory liens for Taxes not yet due and payable and liens for real estate taxes being contested in good faith) which individually or in the aggregate could have a Company Material Adverse Effect. Except as set forth in Schedule 3.10, neither the Company nor any of its subsidiaries is a party to, is bound by or has any obligation under, a tax sharing or tax allocation agreement or arrangement for the allocation, apportionment, sharing, indemnification or payment of taxes.

         SECTION 3.11 Termination, Severance and Employment Agreements. As set forth on Schedule 3.11, the Company has provided to Parent and Sub a complete and accurate list of each (a) employment or severance agreement of any officer or other "key employee" (as defined in Schedule 3.11) not terminable by the terms thereof without material liability or obligation (either individually or collectively) on 60 days' or less notice; (b) agreement with any director, executive officer or other key employee of the Company (i) the benefits of which are contingent, or the terms of which are materially altered, on the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement or relating to an actual or potential change in control of the Company or (ii) providing any term of employment or other compensation guarantee or extending severance benefits or other benefits after termination not comparable to benefits available to employees of the Company generally; (c) agreement, plan or arrangement under which any person may receive payments that may be subject to tax imposed by
Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (d) plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be triggered, increased, or the vesting of the benefits of which will be triggered or accelerated, by the occurrence of any of the transaction contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         SECTION 3.12  Employee Benefit Plans; ERISA.

         (a) Except as previously disclosed to the Parent and Sub in writing, (i) each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit, bonus, incentive, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans (whether or not subject to ERISA) maintained or sponsored by the Company or its Significant Subsidiaries or any member of the Company's controlled group of entities (within the meaning of Code Sections 414(b), (c), (m) or (o)) (each, an "ERISA Affiliate"), for the benefit of any employee or former employee of the Company or any of its ERISA Affiliates (individually, a "Plan," and collectively, the "Plans") is, and has been operated in accordance with its terms and in compliance (including the making of governmental filings) with all applicable laws, including ERISA and the applicable provisions of the Code, except for failures that would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) each of the Plans presently maintained by the Company or any Significant Subsidiary and intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, (iii) no "reportable event," as such term is defined in Section 4043(c) of ERISA (for which the 30-day notice requirement to the Pension Benefit Guaranty Corporation ("PBGC") has not been waived), has occurred with respect to any Plan that is subject to Title IV of ERISA which presents a risk of liability to any governmental entity or other person which, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (iv) there are no pending or threatened in writing or to the Company's knowledge otherwise threatened, claims (other than routine claims for benefits) by, on behalf of or against, any of the Plans or any trust related thereto which would, individually or in the aggregate, have a Company Material Adverse Effect. No Plan is a "multiemployer plan" (within the meaning of ERISA) nor to the knowledge of the Company has the Company or any ERISA Affiliate ever contributed or been required to contribute to any multiemployer plan.

         (b) (i) No Plan has incurred a material "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived and (ii) neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA except for required premium payments to the PBGC, which payments have been made when due, and no events have occurred which are reasonably likely to give rise to any liability of the Company or an ERISA Affiliate under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against Sub by the PBGC, in any such case, which presents a risk of liability which would, individually or in the aggregate, have a Company Material Adverse Effect.

         (c) With respect to each Plan that is subject to Title IV of ERISA, (i) the Company has provided to Parent and Sub copies of the most recent actuarial valuation report prepared for such Plan prior to the date hereof,
(ii) the assets and liabilities in respect of the accrued benefits as set forth in the most recent actuarial valuation report prepared by the Plan's actuary fairly presented the funded status of such Plan in all material respects, and
(iii) since the date of such valuation report there has been no adverse change in the funded status of any such Plan which would, individually or in the aggregate, have a Company Material Adverse Effect.

         (d) Neither the Company nor any ERISA Affiliate has failed to make any contribution or payment to any Plan which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code which would have a Company Material Adverse Effect.

         (e) The Company has not sponsored, maintained, administered or contributed to or participated in a Plan subject to Title VI of ERISA within the last seven years.

         SECTION 3.13 Environmental Matters. The Company and each of its subsidiaries has obtained and is in substantial compliance with the terms and conditions of all required permits, licenses and other authorizations required under Environmental Laws (as hereinafter defined), except for failures or noncompliance which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its subsidiaries is in substantial compliance with all applicable Environmental Laws, except for failures to comply which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company has disclosed past and present noncompliance with, or liability under, Environmental Laws and discharges, emissions, leaks, releases or disposals of any substance or waste regulated under or defined by Environmental Laws that have formed the basis of any claim, action, suite proceeding, hearing or investigation under any applicable Environmental Laws which, in any such case, individually or in the aggregate, would have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that have resulted in any common law or legal liability, or otherwise form the basis of any material liability under, any applicable Environmental Laws, which would, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Section 3.13, (a) "Environmental Laws" mean applicable federal, and local laws, regulations and codes relating in any respect to pollution or protection of the environment and
(b) "Hazardous Substances" means any toxic, caustic, or otherwise dangerous substance (whether or not regulated under federal, state or local environmental statutes, rules, ordinances, or orders), including (i) "hazardous substance" as defined in 42 U.S.C. Section 9601, and (ii) petroleum products, derivatives, byproducts and other hydrocarbons.

         SECTION 3.14  Assets; Real Property; Intellectual Property.

         (a) The Company and its Significant Subsidiaries own or have rights to use all assets necessary to permit the Company and its Significant Subsidiaries to conduct their business as it is currently being conducted except where the failure to own or have the right to use such assets would not, individually or in the aggregate, have a Company Material Adverse Effect, subject to the matters disclosed in Section 3.4 and on Schedule 3.4.

         (b) Except as previously disclosed to Parent and Sub (including, without limitation the matters disclosed in Section 3.4 and on Schedule 3.4), the Company has, either directly or through its subsidiaries, (i) good, valid and marketable or indefeasible title to all real property material to its business operations, free and clear of any liens, encumbrances, mortgages and security interests other than Permitted Liens (as hereinafter defined), or (ii) rights by lease or other agreement to use all such real property. The term "Permitted Liens" shall mean (i) liens or encumbrances for water, sewage and similar charges and current taxes and assessments not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens or encumbrances arising or incurred in the ordinary course of business, (iii) liens, encumbrances, mortgages and security interests arising or resulting from any action taken by Parent or Sub, (iv) liens, encumbrances, mortgages and security interests of record or securing indebtedness described in the SEC Reports, (v) liens, encumbrances, mortgages and security interests incurred in the ordinary course of business since June 30, 1997, (vi) easements, rights of way, restrictions and other similar charges or encumbrances, and any other liens, encumbrances, mortgages and security interests, that do not materially interfere with the ordinary conduct of the Company's business. All real property leases under which the Company or any of its subsidiaries is a lessee or lessor are, as of the date hereof, valid, binding and enforceable in accordance with their terms, and there are not existing defaults thereunder which would, individually or in the aggregate, have a Company Material Adverse Effect, subject to the matters disclosed in Section 3.4 and on Schedule 3.4.

         (c) As presently used by the Company, none of the Intellectual Property owned by the Company or any of its subsidiaries is infringed or challenged or threatened in any way, except for infringements, challenges or threats which would not individually or in the aggregate, have a Company Material Adverse Effect. "Intellectual Property" means trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, copyright registrations, patents and all applications therefor and all other similar proprietary rights.

         SECTION 3.15 Labor Matters. Neither the Company nor any of its subsidiaries has, since September 30, 1994, (i) been subject to, threatened in writing, or to the Company's knowledge otherwise threatened, with any strike, lockout or other labor dispute the result of which had or could reasonably be expected to have or constitute, a Company Material Adverse Effect, or (ii) received written notice of any pending petition for certification before the National Labor Relations Board with respect to any group of employees of the Company or any of its subsidiaries who are not currently organized. The Company is not a party to any collective bargaining agreement with a labor union.

         SECTION 3.16 Rights Agreement. The Company's Board of Directors has taken all necessary action (i) to provide that neither Parent nor Sub will become an "Acquiring Person" such that no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur and that Section 11.1.2 of the Rights Agreement will not be triggered, in each case as a result of the announcement, commencement or consummation of the Offer, the execution or delivery of this Agreement or any amendment hereto, the consummation of the Merger, or the consummation of any other transactions contemplated hereby or thereby, and (ii) at the request of Parent or Sub, to redeem the Rights effective immediately prior to the Sub's acceptance of Shares for purchase pursuant to the Offer.

         SECTION 3.17 Certain Fees. With the exception of the fees payable to the Financial Advisor pursuant to the engagement letter dated June 2, 1997, which has been delivered to Parent, neither the Company, any of its subsidiaries nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finder's fees or commissions in connection with the transactions contemplated herein.

         SECTION 3.18  No Default.  Except as disclosed in the SEC Reports, in
Section 3.4 or on Schedule 3.4, and except for defaults or violations which, in the aggregate, would not reasonably be expected to constitute a Company Material Adverse Effect, the Company is not in default or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation) of any material term, condition or provision of (i) its charter, bylaws or other governing documents, (ii) any note, mortgage, indenture or other evidence of indebtedness, guarantee, license, agreement or other contract, instrument or contractual obligation to which the Company or any of its subsidiaries is now a party or by which they or any of their assets may be bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries on the date hereof.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                               OF PARENT AND SUB

                 Parent and Sub represent and warrant to the Company as follows:

         SECTION 4.1 Organization. Each of Parent, Sub and their respective subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or so to qualify would have a material adverse effect on the financial condition, results of operations or businesses of Parent and its subsidiaries taken as a whole.

         SECTION 4.2  Authority Relative to This Agreement.

                 (a) Parent and Sub Approvals. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Sub, and by Parent as the sole stockholder of Sub, and no other corporate proceedings on the part of Parent or Sub are necessary for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of their respective obligations hereunder and the consummation by each of Parent and Sub of the transactions so contemplated. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally or by general equitable principles.

                 (b) Other Authorizations. Other than in connection with, or in compliance with applicable requirements of the DGCL with respect to the transactions contemplated hereby, the Exchange Act, the securities laws of the various states and the HSR Act, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Parent and Sub of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, would not, in the aggregate, have a material adverse effect on the financial condition, results of operations or business of Parent and its subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated hereby.

         SECTION 4.3 No Violation. Neither the execution or delivery of this Agreement by Parent and Sub, the performance by Parent and Sub of their respective obligations hereunder nor the consummation by them of the transactions contemplated hereby will (a) constitute a breach or violation under the Certificate of Incorporation or By-Laws of Parent or Sub or (b) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Parent or any of its subsidiaries is a party or by which they or any of their respective properties or assets are bound or (c) constitute a violation of any order, writ, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to Parent or Sub or any of their respective properties or assets, other than, in the case of clauses (b) and (c) above, such breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not have a material adverse effect on the financial condition, results of operations or business of Parent and its subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated hereby.

         SECTION 4.4 Information. Neither the Offer Documents, nor any other document filed or to be filed by or on behalf of Parent or Sub with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement, contained when filed, or will contain, at the respective times filed with the SEC or other governmental entity, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to information supplied by the Company in writing specifically for inclusion or incorporation by reference in any such document. The Offer Documents will, when filed with the SEC, comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. None of the information supplied in writing by Parent or Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Proxy Statement, if any, or any other document filed or to be filed by or on behalf of the Company with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement, contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.5 Financing. Parent and Sub have the funds, or have binding written commitments from a responsible financial institution or from an affiliate of Parent to provide Parent or Sub with the funds, necessary to consummate on a timely basis the Offer and the Merger and the transactions contemplated thereby, including, without limitation, funding the repayment of the 1995 Credit Agreement and to satisfy any debt obligations of the Company which will be accelerated as a result of the consummation of the Offer and/or the Merger. Parent and Sub will keep available to each of them (either in cash or pursuant to commitments) sufficient funds to enable Parent and Sub to carry out all their obligations under this Agreement. An affiliate of Parent has delivered an unconditional financing commitment to the Company in the form of Annex B to this Agreement.

         SECTION 4.6 No Prior Activities. Sub has not incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its organization or with the negotiation of this Agreement and the transactions contemplated hereby. Sub has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, or is subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement and the transactions contemplated hereby.

         SECTION 4.7 Certain Fees. None of Parent, any affiliate thereof or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finder's fees or commissions in connection with the transactions contemplated herein for which the Company could have any liability.


                                   ARTICLE V
                                   COVENANTS

         SECTION 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement or previously disclosed to Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct their respective operations according to its ordinary and usual course of business and consistent with past practice in all material respects. Without limiting the generality of the foregoing, and except as contemplated by this Agreement or as previously disclosed to Parent, prior to the Effective Time, the Company will not, and the Company will cause its subsidiaries not to, without the prior written consent of Parent (such consent not to be unreasonably withheld):

                 (a) issue, sell or repurchase, or authorize or propose the issuance, sale or repurchase of any shares of capital stock of the Company and its subsidiaries, or securities convertible into such shares, or any rights, warrants or options to acquire such shares or other convertible securities, other than the issuance of Shares pursuant to the redemption of Rights if otherwise permitted or required hereby, the exercise of Options, CVCA Warrants, SEV Warrants or the APS Note as outstanding on the date hereof;

                 (b) declare or pay any dividend or distribution on any shares of its capital stock (other than dividends paid by wholly-owned subsidiaries of the Company to the Company or a redemption of the Rights if otherwise permitted or required hereby);

                 (c) except for such transactions in the ordinary course of business or fees and expenses related to the transactions contemplated hereby, authorize or enter into any agreement with respect to any commitment or transaction which requires the Company to pay in excess of $300,000 in the aggregate;

                 (d) except as set forth in Schedule 5.1 and except in the ordinary course of business consistent with past practice and except as previously disclosed to Parent or as may be required by law, adopt or amend in any material respect or terminate any profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement (collectively, "Compensation Plans"), or grant, or become obligated to grant, any general increase in the compensation of executive officers or any increase in the compensation payable or to become payable to any executive officer or institute any material new welfare program or Compensation Plan, or make any material change in any Compensation Plan;

                 (e) except as required by the consummation of the Merger, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

                 (f) except for transactions in the ordinary course of business (i) incur, assume or prepay any long-term or short-term debt or issue any debt securities except for borrowing under existing lines of credit or prepayments or other borrowings not to exceed $300,000 in the aggregate; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person except for obligations of wholly-owned subsidiaries of the Company;
(iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of the Company, advances to customers in amounts not to exceed $25,000 in the aggregate, or customary loans to employees in amounts not material to the maker of such loan); (iv) except as required under the 1995 Credit Agreement, pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (v) except as required under the 1995 Credit Agreement, mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any lien thereupon, excluding Permitted Liens;

                 (g) subject to the rights of the Company's stockholders under applicable law, propose or adopt any amendments to its certificate of incorporation or By-laws (except for any amendment to the Company's By-Laws necessary to increase the number of directors to comply with Section 5.9);

                 (h) except for transactions in the ordinary course of business, contemplated hereby or otherwise disclosed herein, acquire, sell, lease or dispose of any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or enter into or modify, amend, terminate or waive any rights under any commitments, contracts, agreements or transactions which would, individually or in the aggregate, be material to the Company and its subsidiaries taken as a whole;

                 (i) except for transactions with subsidiaries, acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

                 (j) make any material tax election or settle or compromise any material federal, state or local tax liability or assent to the assessment of any federal, state or local tax (provided the Company may settle the pending Florida sales tax audit for an amount equal to or less than the reserve carried on its financial statements as of June 30, 1997);

                 (k) authorize any new capital expenditure or expenditures not reflected in the capital expenditure budget provided to Parent and which in the aggregate are in excess of $50,000; or

                 (l) agree, in writing or otherwise, to take any of the foregoing actions.

         SECTION 5.2  Access to Information.

                 (a) General. So long as this Agreement has not been terminated, between the date of this Agreement and the Effective Time, the Company will give Parent and its authorized representatives access during normal business hours to all stores, offices, warehouses and other facilities and to all books and records of it and its subsidiaries, will permit Parent to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries and use reasonable best efforts to cause its accountants promptly to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent may from time to time reasonably request.

                 (b) Confidentiality. Parent, Sub and the Company agree that the provisions of the Letter Agreement, shall remain binding and in full force and effect and that the terms of the Letter Agreement are incorporated herein by reference; provided that nothing in such undertaking shall prohibit Parent and Sub from consummating the transactions contemplated by this Agreement and the Offer in accordance with the terms of this Agreement.

         SECTION 5.3  Acquisition Proposals.

                 (a) The Company shall, shall cause its officers and directors, and shall use its reasonable best efforts to cause its employees, representatives and agents, to cease immediately any existing discussions or negotiations with any parties conducted heretofore with respect to any Third Party Transaction (as defined in Section 5.3(b) hereof). From and after the date of this Agreement, the Company and its subsidiaries will not, and will cause their respective officers and directors, and will use their respective reasonable best efforts to cause their respective employees, representatives, including investment bankers, attorneys and accountants, or other agents retained by or acting for the Company or any of its subsidiaries, not (i) to solicit, directly or through an intermediary, any inquiries with respect to, or the making of any Acquisition Proposal (as defined in Section 5.3(b)), or (ii) except as permitted below, to engage in negotiations or discussions with, or furnish any confidential information relating to the Company or any of its subsidiaries to, any Third Party (as defined in Section 5.3(b)) relating to an Acquisition Proposal (other than the transactions contemplated hereby). Notwithstanding anything to the contrary contained in this Agreement, the Company (and any person referred to above) may furnish information to, and participate in discussions or negotiations with, any Third Party which submits an Acquisition Proposal to the Company, and may waive any provision of any confidentiality or standstill agreement to which it or any of its representatives is a party, if the Company's Board of Directors in its good faith judgment by a majority vote, after consultation with the Company's outside legal counsel and financial advisor, determines that such Acquisition Proposal constitutes a Superior Offer and that, based as to legal matters upon the advice of outside legal counsel, the failure to furnish such information or participate in such discussions or negotiations or waive any provision of any such agreement, could reasonably be expected to result in a breach of their fiduciary duties under applicable law; provided that nothing herein shall in any event prevent the Company's Board of Directors from taking and disclosing to the Company stockholders a position contemplated by Rules 14D-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer or from making such other disclosures to Company stockholders which, based upon the advice of outside legal counsel, the Board in its good faith judgment determines is required by the fiduciary duties of the Board of Directors under applicable law; and provided further, that the Company shall not enter into a definitive written agreement providing for a Third Party Transaction except concurrently with or after the termination of this Agreement in accordance with the terms of this Agreement including, but not limited to, satisfaction of a Company's obligations under Section 7.2 hereof (except with respect to confidentiality agreements, stand still agreements and other similar agreements to the extent expressly provided herein). The Company shall promptly provide Parent with a reasonable description of any Acquisition Proposals received (including a summary of all material terms of such Acquisition Proposal and, unless it is prohibited from disclosing the same, the identity of the person making such Acquisition Proposal). The Company shall promptly inform Parent of the status and content of any discussions regarding any Acquisition Proposal with a Third Party. In no event shall the Company provide non-public information to any Third Party making an Acquisition Proposal unless such party enters into a confidentiality or similar agreement containing provisions believed by the Company reasonably to protect the confidentiality of such information.
Promptly after entering into any confidentiality or any similar agreement with any person, the Company shall notify Parent of such event and identify the person with whom the agreement was executed unless it is prohibited from disclosing the same.

         (b) For purposes of the Agreement, the term "Acquisition Proposal" shall mean any unsolicited, bonafide written proposal made by a Third Party to enter into a Third Party Transaction. "Third Party Transaction" means the acquisition of beneficial ownership of all or a majority of the assets of, or a majority equity interest in, the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or other business acquisition or combination transaction involving the Company and its subsidiaries, including any single transaction or series of related transactions which is structured to permit such a Third Party to acquire beneficial ownership of a majority of the assets of, or majority equity interest in, the Company (other than transactions contemplated by this Agreement). "Third Party" means any person other than Parent, Sub or any affiliate thereof.

         SECTION 5.4  Stockholders' Meeting.

                 (a) General. If required by applicable law or the NMS in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with its charter documents and such requirements:

                          (i) duly call, give notice of, convene and hold an annual or special meeting (the "Special Meeting") of its stockholders as soon as practicable after the purchase of Shares pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

                          (ii)  subject to its fiduciary duties under
                 applicable law as advised by counsel, include in the Proxy Statement the recommendation of its Board of Directors that stockholders of the Company vote in favor of the approval and adoption of this Agreement; and

                          (iii) use its reasonable best efforts (x) to obtain and furnish the information required to be included by it in the Proxy Statement, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the expiration or termination of the Offer and

                 (y) subject to its fiduciary duties under applicable law as advised by counsel, to obtain the necessary approval of the Merger by its stockholders.

                 (b) Shortform Merger. Notwithstanding the foregoing, if Parent, Sub or any other affiliate of Parent shall acquire at least 90 percent of the outstanding Shares, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, but in no event later than ten business days thereafter, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                 (c) Voting of Shares by Parent and Sub. Parent agrees that, at the Special Meeting, all of the Shares acquired in the Offer or otherwise owned by Parent, Sub or any other affiliate of Parent will be voted in favor of the Merger.

         SECTION 5.5 Cooperation. Subject to the terms and conditions herein provided and to the fiduciary duties of the Company's directors as advised by outside counsel to the Company, each of the parties hereto agrees to use its reasonable best efforts (and to use its reasonable best efforts to cause its affiliates) (a) to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, (i) along with their respective affiliates promptly making their respective filings, and thereafter using their reasonable best efforts promptly to make any required submissions, under the HSR Act, (ii) promptly making any filings that are required to be made or seeking any consents, approvals, permits or authorizations that are required to be obtained under any other federal, state or other law or regulation, (iii) using its reasonable best efforts to respond promptly and fully to any and all inquiries of government officials or agencies and to endeavor to resolve any inquiries or objections made by any such officials or agencies, and (iv) using its reasonable best efforts to prevent or ameliorate the effects of any Order or Injunction (as defined in paragraph (a) of Annex A attached hereto) and (b) to refrain from taking, directly or indirectly, any action contrary to or inconsistent with the provisions of this Agreement, including action which would impair such party's ability to consummate the transactions contemplated hereby. In case at any time before or after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their respective reasonable best efforts to take all such necessary action. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute, regulation, charter provision or contract is or becomes applicable to the transactions contemplated by this Agreement, the Company will use its reasonable best efforts to grant such approvals and take such actions as are necessary under such laws, provisions or contracts so that the transaction contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transaction contemplated by this Agreement.

         SECTION 5.6 Notification of Certain Matters. Each of the Company, on the one hand, and Parent and Sub, on the other hand, shall give prompt notice to the other parties of (i) the occurrence, or non-occurrence, of any event which causes or has caused any representation or warranty of any party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the acceptance for payment of Shares pursuant to the Offer, and (ii) any material failure of the Company, Parent or Sub, as the case may be, or any officer, director, employee, representative or agent thereof, to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 5.7 Public Announcements. Parent, Sub and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any securities exchange or similar authority. The parties agree that, upon execution of this Agreement, they will cause to be disseminated the joint press release attached hereto as Annex C.

         SECTION 5.8  Indemnification and Insurance.

                 (a) Continuation of Contractual Obligations. From and after the purchase of Shares pursuant to the Offer, the Company and, after the Effective Time, Parent and the Surviving Corporation, shall perform the obligations of the Company under the indemnification agreements between the Company and directors and certain officers of the Company previously identified to Parent (the "Indemnification Agreements"). Copies of the Indemnification Agreements have been supplied to Parent.

                 (b) Responsibility for Charter Obligations to Officers and Directors. After the consummation of the Merger, the Surviving Corporation shall remain responsible for the officers' and directors' right to indemnification and exculpation provided for in the Amended and Restated Certificate of Incorporation and By-Laws of the Company as in effect on the date hereof, with respect to acts and omissions occurring prior to the Effective Time, including, without limitation, the transactions contemplated by this Agreement.

                 (c) Continuation of D&O Insurance. For six years after the Effective Time, Parent or the Surviving Corporation shall maintain officers' and directors' liability insurance covering the persons who are presently covered by the Company's officers' and directors' liability insurance policies (copies of which have heretofore been delivered to Parent) with respect to actions and omissions occurring prior to the Effective Time, on terms which are not less favorable than the terms of such current insurance in effect for the Company on the date hereof; provided, however, that Parent and the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 175% of the annual premiums paid as of the date hereof by the Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall maintain the most advantageous policies of directors and officers liability insurance obtainable for an annual premium equal to the Maximum Amount.

                 (d) Indemnification. From and after the purchase of the Shares pursuant to the Offer, (i) Parent, Sub and the Company shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, and from and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director and officer of the Company (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any claim, action, suit, proceeding or investigation arising out of or pertaining to the transactions contemplated by this Agreement) and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time); (ii) the Company or the Surviving Corporation shall advance expenses to each such Indemnified Party, including the payment of the reasonable fees and expenses of counsel selected by such Indemnified Party, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, as the case may be, promptly after statements therefor are received, and (iii) the Company and the Surviving Corporation will cooperate fully in the defense of any such matter. Neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

                 (e) Eligibility for Indemnification. Notwithstanding any provision to the contrary contained in the Amended and Restated Certificate of Incorporation and By-Laws of the Company as in effect on the date hereof or in any Indemnification Agreement, any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL, under such charter provisions or Indemnification Agreements shall be made by independent counsel selected by the Indemnified Party and reasonably acceptable to the Company, Parent, Sub or the Surviving Corporation, which shall pay such counsel's reasonable fees and expenses (it being agreed that neither the Company, Parent, Sub nor the Surviving Corporation shall challenge any such determination by such independent counsel which is favorable to an Indemnified Party).

                 (f) Survival. This Section shall survive the closing of the transactions contemplated hereby, is intended to benefit the Company, Parent, Sub or the Surviving Corporation and each of the Indemnified Parties (each of whom shall be entitled to enforce this Section against the Company, Parent, Sub or the Surviving Corporation, as the case may be) and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

                 (g) Merger, Assignment, etc. In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 5.8.

         SECTION 5.9  Company Board of Directors.

                 (a) Right of Sub to Reconfigure Board of Directors. Following the acquisition of a number of Shares pursuant to the Offer satisfying the Minimum Condition, Sub shall be entitled, subject to compliance with applicable law and the NMS, to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, as will make the percentage of the Company's directors designated by Sub equal to the aggregate voting power of the Shares held by Sub and Parent expressed as a percentage of the fully diluted number of Shares outstanding or subject to issuance pursuant to Options or CVCA Warrants. The Company shall, upon the request of Parent, use its reasonable best efforts promptly to increase the size of the Board and/or secure the resignation of such number of directors as is necessary to enable Sub's designees to be elected to the Company's Board of Directors, and shall use its reasonable best efforts to cause Sub's designees to be elected to the Company's Board of Directors, subject in all cases to the provisions set forth below. It is understood and agreed that prior to the Effective Time, the Company's Board of Directors shall always have at least two members ("Independent Directors") who are neither officers of the Company nor designees, stockholders or affiliates of Parent ("Parent Insiders"); provided that if the number of Independent Directors shall be reduced below two because of death, disability or resignation, the remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement. From and after the date of any designation of directors by Parent under this Section 5.9, there shall be formed a committee of the Board of Directors (the "Special Committee") which shall consist solely of persons who are not Parent Insiders and which shall make all determinations to be made by the Company's Board of Directors hereunder.

                 (b) Compliance with Section 14(f) of the Exchange Act. The Company's obligations to appoint designees to the Board shall be subject to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 5.9 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 5.9. Parent will supply to the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

                 (c) Certain Amendments. (i) Any amendment or termination of this Agreement by the Company, any waiver of any of the Company's rights hereunder or otherwise pursuant to Section 1.1, 7.1, 7.4 or
7.5 hereof, or any extension of the time for performance of Parent's obligations or other acts hereunder, or (ii) any other action taken by the Company's Board of Directors (x) in connection with this Agreement or (y) which adversely affects the interests of the stockholders of the Company (other than Parent, Sub and their affiliates), shall require the concurrence of a majority of the members of the Special Committee, none of the members of which may be Parent Insiders.

         SECTION 5.10 Employee Benefits. Parent agrees from and after the Effective Time to cause the Surviving Corporation to perform all the Company's obligations under the employment, severance, bonus, and commission agreements and similar arrangements to which the Company is a party which are set forth in
Schedule 5.10 hereto.

         SECTION 5.11 Rights Inapplicable. The Company shall take all action (including, if required, redeeming all of the outstanding Rights or amending the Rights Plan) so that entering into this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Offer) shall not and will not result in the grant of any rights under the Rights Plan to purchase or receive additional shares of capital stock of the Company or enable or require the Rights to be exercised, distributed or triggered in any way.

                                   ARTICLE VI
                    CONDITIONS TO CONSUMMATION OF THE MERGER

                 SECTION 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where legally permissible, prior to the Effective Time of the following conditions:

                 (a) This Agreement shall have been adopted by the requisite vote of the stockholders of the Company in accordance with applicable law and the NMS, if such vote is required by applicable law or the NMS;

                 (b) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the Merger; provided, however, that the Company, Parent and Sub shall use their reasonable best efforts to have any such order, decree or injunction vacated and otherwise take all actions required pursuant to Section 5.5;

                 (c) The applicable waiting period under the HSR Act shall have expired or been terminated; and

                 (d) Sub shall have accepted for payment and paid for all Shares validly tendered pursuant to the Offer, provided that this condition will be deemed satisfied with respect to the obligations of Parent and Sub if Sub fails to accept for payment and pay for any Shares pursuant to the Offer in violation of the terms of this Agreement or the Offer.

                                  ARTICLE VII
                         TERMINATION; AMENDMENT; WAIVER

         SECTION 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

                 (a) by mutual written consent duly authorized by the boards of directors of Parent and the Company (including, if required, the Special Committee);

                 (b) by Parent, Sub or the Company if the Effective Time shall not have occurred on or before April 30, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to (i) Parent if it or its affiliates have purchased Shares pursuant to the Offer or (ii) any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                 (c) by Parent, Sub or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                 (d) by the Company if (i) there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company (provided, however, that if any of the representations and warranties is already qualified in any respect by materiality or as to Company Material Adverse Effect for purposes of this Section 7.1(d)) such materiality or Company Material Adverse Effect qualification will be in all respects ignored (but subject to the overall standard as to materiality set forth immediately prior to this proviso)) and Sub shall have (A) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, or
(B) terminated the Offer or allowed it to expire, or (ii) prior to the acceptance of any Shares for purchase pursuant to the Offer, a Third Party shall have made an Acquisition Proposal that the Board of Directors of the Company, after consultation with the Company's outside legal counsel and financial advisor, determines to be a Superior Offer, and the Board, after consultation with the Company's outside legal counsel, determines, in its good faith judgment, that such withdrawal, modification or change of such recommendation or approval is required for the Board to comply with its fiduciary duties under applicable law;

                 (e) by Parent if (i) Sub shall have failed to commence the Offer as provided by Section 1.1 hereof due to an occurrence which would result in a failure to satisfy any of the conditions set forth in paragraphs
(a) through (f) of Annex A or (ii) the Offer shall have expired or been terminated without any Shares being purchased thereunder by Sub as a result of a failure of any of the conditions set forth in Annex A;

                 (f) by Parent or Sub prior to the acceptance of any Shares for purchase pursuant to the Offer, if (i) there shall have been a breach of any representation or warranty on the part of the Company under this Agreement having a Company Material Adverse Effect, which shall not have been cured prior to 10 days following notice of such breach (provided, however, that if any of the representations and warranties is already qualified in any respect by materiality or as to Company Material Adverse Effect for purposes of this
Section 7.1(f) such materiality or Company Material Adverse Effect qualification will be in all respects ignored (but subject to the overall standard as to materiality set forth immediately prior to this proviso)), (ii) there shall have been a breach of any covenant or agreement in this Agreement on the part of the Company which materially adversely affects the consummation of the Offer, which shall not have been cured prior to 10 days following notice of such breach, or (iii) the Company's Board of Directors (A) shall have withdrawn its approval or recommendation of the Offer, the Merger or this Agreement, or (B) shall have recommended to the Company's stockholders another offer;

                 (g) by the Company if (i) there shall have been a breach of any representation or warranty in this Agreement on the part of Parent or Sub which materially adversely affects the consummation of the Offer, which shall not have been cured prior to 10 days following notice of such breach (provided, however, that if any of the representations and warranties is already qualified in any respect by materiality or as to a material adverse effect for purposes of this Section 7.1(g) such materiality or material adverse effect qualification will be in all respects ignored (but subject to the overall standard as to materiality set forth immediately prior to this proviso)), or (ii) there shall have been a material breach of any covenant or agreement in this Agreement on the part of Parent or Sub which materially adversely affects the consummation of the Offer which shall not have been cured prior to 10 days following notice of such breach; or

                 (h) by the Company if (i) after 90 days from the date of this Agreement any government agency shall commence and be continuing any formal or informal investigation of the transactions contemplated by this Agreement, and
(ii) the Company shall deliver written notice to Parent or Sub of its intent to terminate the Agreement pursuant to this Section 7.1(h) and Parent and Sub shall fail to resolve the government agency investigation within 10 business days of receipt of such notice.

         SECTION 7.2 Fees and Expenses. Except as set forth in this Agreement, whether or not the Merger is consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that if:

                 (i)  the Company terminates this Agreement in accordance with
         Section 7.1(d)(ii), then the Company shall pay to Parent $2.2 million within three business days thereafter;

                 (ii) the Company terminates this Agreement in accordance with
         Section 7.1(d)(ii) and a Third Party Transaction with the Company is consummated within nine months from the date of termination of this Agreement, then the Company shall pay Parent an additional fee in the amount of $2.2 million within three business days of the consummation of such Third Party Transaction;

which in each event shall constitute liquidated damages and thereby serve as Parent's and Sub's sole and exclusive remedy and compensation for any such termination.

         SECTION 7.3 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of the last sentences of Sections 1.2(c) and 5.2(b) and Sections 5.8, 7.2 and 8.9 and under the Letter Agreement. Nothing contained in this
Section 7.3 shall relieve the Company, Parent or Sub from liability for any breach of this Agreement.

         SECTION 7.4 Amendment. Subject to Section 5.9(c), to the extent permitted by applicable law, this Agreement may be amended by action taken by the Company, Parent and Sub (and the stockholders of the Company, if required by applicable law) at any time before or after adoption of this Agreement by the stockholders of the Company, but, after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the price per Share, changes the form of consideration to be received by the holders of Shares in the Merger or which adversely affects the rights of stockholders of the Company hereunder without the approval of such stockholders and, if required, the Special Committee. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

         SECTION 7.5 Extension; Waiver. Subject to Section 5.9(c), at any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein unless waiver is unlawful or specifically prohibited. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE VIII
                                 MISCELLANEOUS

         SECTION 8.1 Non-Survival of Representations, Warranties and Agreements. The representations and warranties made herein shall terminate at the Effective Time or the earlier termination of this Agreement pursuant to
Section 7.1 as the case may be; provided, however, that if the Merger is consummated, Sections 2.10, 5.5 (with respect to the penultimate sentence thereof), 5.8 and 5.9 will survive the Effective Time to the extent contemplated by such sections, and provided further that the last sentences of Sections 1.2(c) and 5.2(b), and Sections 7.2 and 8.9 and the Letter Agreement will in all events survive the termination of this Agreement.

         SECTION 8.2 Entire Agreement; Assignment. This Agreement, the Annexes and Schedules referred to herein, the letter(s) contemplated by Section
4.5 hereof and the Letter Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and
(b) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations or those of Sub to any wholly-owned, direct or indirect, subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

         SECTION 8.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         SECTION 8.4 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when
(i) delivered in person, or (ii) one business day after delivery to a reputable overnight courier service (i.e., Federal Express), postage pre-paid, or (iii) delivered by telecopy and promptly confirmed by telephone and by delivery of a copy in person or overnight as aforesaid, in each case with postage prepaid, addressed as follows:

                 If to Parent or Sub:

                          FinishMaster, Inc.
                          54 Monument Circle
                          Indianapolis, Indiana  46204
                          Telecopy: (317) 237-5430
                          Attention:  Andre B. Lacy, Chairman of the Board

                 with a copy to:

                          Barnes & Thornburg
                          11 South Meridian Street
                          Indianapolis, Indiana  46204
                          Telecopy:  (317) 231-7433
                          Attention:  Robert H. Reynolds, Esq.

                 If to the Company:

                          Thompson PBE, Inc.
                          4553 Glencoe Avenue, Suite 200
                          Marina del Rey, California 90292
                          Telecopy: 310/306-7313
                          Attention:  Mortimer A. Kline, III

                 with a copy to:

                          Latham & Watkins
                          633 West Fifth Street, Suite 4000
                          Los Angeles, California 90071
                          Telecopy: 213/891-8763
                          Attention: Anthony J. Richmond, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         SECTION 8.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         SECTION 8.6 Interpretation. When a reference is made in this Agreement to subsidiaries of Parent, Sub or the Company, the word "subsidiaries" means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by Parent, Sub or the Company, as the case may be. When a reference is made in this Agreement to the "knowledge of the Company," such reference shall mean the actual knowledge of the Chief Executive Officer and Chief Financial Officer of the Company. For purposes of this Agreement neither the Company nor any subsidiary of the Company shall not be deemed to be an affiliate or subsidiary of Sub or Parent. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Inclusion of information in the Disclosure Schedule does not constitute an admission or acknowledgment of the materiality of such information. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

         SECTION 8.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except for the provisions of Sections 2.7, 2.12, 2.13, 5.8 and 5.9, which are intended to be for the benefit of the persons referred to therein and their beneficiaries, and may be enforced by such persons as intended third-party beneficiaries), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 8.9 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

         SECTION 8.10 Obligation of Parent. Whenever this Agreement requires Sub to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause Sub to take such action.

                              * * * * * * * * * *

                 IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.


                                       FINISHMASTER, INC.
                                       ("Parent")


                                       By: /s/ Andre B. Lacy
                                           -------------------------------------
                                           Name:  Andre B. Lacy
                                           Title: Chairman of the Board


                                       FMST ACQUISITION CORPORATION
                                       ("Sub")


                                       By: /s/ Andre B. Lacy
                                           -------------------------------------
                                           Name:  Andre B. Lacy
                                           Title: Chairman of the Board


                                       THOMPSON PBE, INC.
                                       ("Company")


                                       By: /s/ Mortimer A. Kline, III
                                           -------------------------------------
                                           Name: Mortimer A. Kline, III
                                           Title: Chief Executive Officer

                                                                         ANNEX A

                 The capitalized terms used in this Annex have the meanings set forth in the Agreement and Plan of Merger to which this Annex is attached except that the term "Merger Agreement" refers to the Agreement and "Purchaser" refers to Sub.

                               * * * * * * * * *

Excerpt from the Offer to Purchase


         Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered until the expiration or termination of any applicable waiting period under the HSR Act, and Purchaser may terminate or, subject to the terms of the Merger Agreement, amend the Offer and may postpone the purchase of, and payment for, Shares if fewer than a majority of the Shares then issued and outstanding on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights) are validly tendered and not withdrawn prior to the Expiration Date (the "Minimum Condition") or if, at any time on or after the date of this Merger Agreement and prior to the time of acceptance of any such Shares for payment, any of the following events shall occur and remain in effect:

                 (a) an order shall have been entered in any action or proceeding before any United States federal or state court or governmental agency or other United States regulatory or administrative agency or commission (an "Order"), or a preliminary or permanent injunction by a United States court of competent jurisdiction shall have been issued and remain in effect (an "Injunction"), which in either case (i) prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) significantly restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase Shares sufficient to satisfy the Minimum Condition in the Offer or the remaining Shares outstanding in the Merger (other than as a result of the exercise of dissenters' rights and other than for delays or restrictions that are not material to Parent and the Purchaser), (iii) prohibits or restricts the ownership or operation by Parent or the Purchaser (or any of their respective affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of the Company and its subsidiaries taken as a whole or of Parent and its subsidiaries taken as a whole or compels Parent or the Purchaser (or any of their respective affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of the Company and its subsidiaries taken as a whole or of Parent and its subsidiaries, taken as a whole, (iv) imposes material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser on all matters properly presented to the stockholders of the Company, (v) imposes any material limitations on the ability of Parent or the Purchaser or any of their respective affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company and its subsidiaries, or (vi) which otherwise would result in a Company Material Adverse Effect; provided, however, that Parent and Purchaser shall have complied with Section 5.5 of this Agreement and that in order to invoke this condition Parent and Purchaser shall have used their respective reasonable best efforts to prevent such Order or Injunction or ameliorate the effects thereof; and provided, further, that if the Order or Injunction is a temporary restraining order or preliminary injunction of a court of competent jurisdiction Purchaser may not by virtue of this condition alone amend or terminate the Offer, but may only extend the Offer and thereby postpone acceptance for payment or purchase of Shares; or

                 (b) there shall have been any United States federal or state statute, rule or regulation enacted or promulgated after the date of the Offer that would result in any of the material adverse consequences referred to in paragraph (a) above; or

                 (c) there shall have occurred and be continuing (in any event, for not less than two consecutive days) (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or Nasdaq National Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly involving the United States, (iv) from the date of commencement of the Offer, a decline of at least 25 percent in the Standard & Poor's 500 Index, (v) any limitation by any U.S. governmental authority or agency that materially affects generally the extension of credit by banks or other financial institutions or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

                 (d) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements contained in the Merger Agreement or any of the representations and warranties of the Company set forth in the Merger Agreement (other than such breaches, failures to perform or inaccuracies which, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect); or

                 (e) the Merger Agreement shall have been terminated in accordance with its terms; or

                 (f) the Board of Directors of the Company shall have publicly withdrawn or modified in any manner adverse to Purchaser its recommendation that stockholders accept the Offer; provided, however, that Purchaser shall not be entitled to terminate the Offer pursuant to this paragraph if, as a result of a Superior Offer, the Company withdraws or modifies its approval or recommendation of the transactions contemplated hereby by reason of taking, and disclosing to the Company's stockholders, a position with respect to a tender offer contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act and if, within five business days of taking and disclosing such position, the Company publicly reaffirms its recommendation of the transactions contemplated by the Merger Agreement which in the reasonable judgment of Parent with respect to each and every matter referred to above regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such condition, makes it advisable to proceed with the Offer or with such acceptance for payment or payment.

                 The foregoing conditions set forth in paragraphs (a) through
(f) are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by Purchaser) or, subject to the terms of the Merger Agreement, may be waived by Purchaser in whole or in part. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed a continuing right which may be asserted at any time and from time to time.

                                                                         ANNEX B

                                   LDI, Ltd.
                               54 MONUMENT CIRCLE
                          INDIANAPOLIS, INDIANA 46204

                                October 14, 1997

BY HAND

CONFIDENTIAL

Thompson PBE, Inc.
4553 Glencoe Avenue, Suite 200
Marina del Rey, California 90292

Attention:  Board of Directors

Gentlemen:

         As FinishMaster's majority shareholder, LDI Ltd. ("LDI") is fully aware and supportive of the agreement by FinishMaster, Inc. ("FinishMaster") and a subsidiary to acquire all of the outstanding shares of Thompson PBE, Inc. ("Thompson") for $8.00 per share in cash and assume, repay or refinance Thompson's outstanding debt. With the approval of the Board of Directors of our Managing General Partner, LDI has committed itself to advance to FinishMaster the funds needed to complete the acquisition of Thompson and the repayment of the indebtedness owed to a syndicate of financial institutions led by Heller Financial, Inc. under Thompson's 1995 Credit Agreement. Because of the commitment received by FinishMaster from a major bank lender, we expect the amount of the funds to be advanced by LDI to complete the transaction and the repayment of indebtedness to be less than the funds now available to LDI under existing credit facilities. Should additional funds be needed, or should the bank commitment not be funded, the funds necessary to complete the acquisition and the repayment of indebtedness will be made available to FinishMaster by LDI from LDI's cash and marketable securities portfolio, now worth in excess of $150 million and which is currently unencumbered, free of liens and freely tradeable. Thompson may rely on our commitment to FinishMaster to the same extent as if it were made to Thompson. This commitment is a binding, irrevocable and unconditional commitment.

         Should you have any questions regarding the matters discussed in this letter, please call the undersigned at (317) 237-2272.

                                            Sincerely,

                                            /s/ Andre B. Lacy
                                            Andre B. Lacy
                                            Chairman of the Board

                                                                         ANNEX C



                      FinishMaster to Acquire Thompson PBE
                    for $8.00 per Share In Cash Tender Offer


October 15, 1997


FinishMaster, Inc. ("FinishMaster") (Nasdaq National Market: FMST) and Thompson PBE, Inc. ("Thompson") (Nasdaq National Market: THOM) jointly announced that they have signed a definitive Agreement and Plan of Merger under which FinishMaster will acquire each of the outstanding common shares of Thompson for $8.00 in cash. Under the agreement, a wholly-owned subsidiary of FinishMaster will promptly commence a tender offer to acquire all outstanding Thompson shares for $8.00 per share. The transaction price represents a 73% premium over Thompson's stock price on July 8th, the last trading day before Thompson announced it would explore strategic alternatives to maximize shareholder value. The transaction price is also equal to Thompson's 52-week high closing price.

"We are very enthusiastic about the potential this combination presents in supporting our long-term commitment to provide value and quality services to the auto refinish industry," commented Andre B. Lacy, Chairman and Chief Executive Officer of FinishMaster. "The combined company will be a significant aftermarket distributor of automotive paint and related supplies. We will service over 150 distribution sites and expect pro forma sales of approximately $320 million. From a financial point of view, we believe this is an excellent transaction for our shareholders. It is expected to enhance earnings per share in calendar year 1998 on a pro forma basis and improve our prospects for the future."

Thomas Young, President of FinishMaster and an industry veteran, added, "The acquisition of Thompson will give FinishMaster enhanced national distribution capabilities and permit us to better serve our customers."

Mort Kline, Chief Executive Officer of Thompson, stated that, "Combining Thompson and FinishMaster is good for Thompson stockholders and employees alike. We are pleased that our business will be in the hands of people who have long-term perspective and fully understand all of our challenges and opportunities."

The transaction is expected to be completed late in 1997, subject to customary conditions, including receipt of regulatory approvals. The transaction is not subject to any financing contingencies.

There is minimal geographic overlap between the two businesses, which will enable the combined company to serve its customers on a national scope. Both FinishMaster and Thompson are distributors of automotive paints, coatings, and paint-related accessories to the automotive collision repair industry. FinishMaster currently serves customers from sites located throughout the Mid-Atlantic, Southeast, and Midwest regions. Thompson, based in Marina del Ray, California, supplies the automotive collision repair industry with distribution sites throughout Southern California and the Northeast, Southeast, Southwest, and Rocky Mountain regions.

Smith Barney Inc. acted as exclusive financial advisor to FinishMaster in this transaction. Donaldson, Lufkin and Jenrette Securities Corporation acted as exclusive financial advisor to Thompson.

This press release contains forward-looking statements regarding the prospective effect of the proposed acquisition of Thompson by FinishMaster. Actual results may differ materially from such forward-looking statements. The forward looking statements relate to topics which involve risks and uncertainties including, but not limited to, the conditions to the proposed acquisition and general economic conditions which affect the business of Thompson and FinishMaster.

For more information on FinishMaster via the Internet visit our Corporate News on the Net page at http://www.businesswire.com/cnn/fmst.htm or via fax through our NewsOnDemand service call 800/411-3989.

CONTACT:  FinishMaster, Inc.
          Thomas Young or Roger Sorokin, 616/949-7604
                    or
          Seyferth & Associates, Inc.
          Jeff Lambert or Steve Poole, 800/435-9539





                                      C-2